Exhibit 99.1

Snap-on Incorporated

401(k) Savings Plan

Financial Statements as of and for the

Years Ended December 31, 2010 and 2009,

Supplemental Schedule as of December 31,

2010, and Report of Independent Registered

Public Accounting Firm

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrative Committee of the

Snap-on Incorporated 401(k) Savings Plan

Kenosha, WI

We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referenced to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 20, 2011

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS:
Investments:
Mutual funds and common collective trust funds	$250,412,156	$208,910,349
Company common stock	19,738,524	14,842,550

Total investments	270,150,680	223,752,899
Receivables:
Company contributions	374,123	417,172
Participant contributions	—	258,670
Notes receivable from participants	5,313,750	4,814,374

Total receivables	5,687,873	5,490,216

NET ASSETS AVAILABLE FOR BENEFITS — At fair value	275,838,553	229,243,115

Adjustments from fair value to contract value for interest in collective trust relating to fully benefit-responsive investment contracts	(811,880)	(63,604)

NET ASSETS AVAILABLE FOR BENEFITS	$275,026,673	$229,179,511

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
INVESTMENT INCOME:
Net appreciation in fair value of investments	$34,951,644	$37,913,407
Interest and dividend income	175,618	144,485

Total investment income	35,127,262	38,057,892

Interest income on participant loans	296,123	318,563

CONTRIBUTIONS:
Participants	17,722,884	16,963,452
Company	4,677,324	4,830,748
Rollovers	785,931	1,923,275

Total contributions	23,186,139	23,717,475

Total additions	58,609,524	62,093,930

DEDUCTIONS:
Benefits paid to participants	(12,686,263)	(16,065,084)
Administrative expenses	(76,099)	(55,277)

Total deductions	(12,762,362)	(16,120,361)

NET INCREASE	45,847,162	45,973,569

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	229,179,511	183,205,942

End of year	$275,026,673	$229,179,511

See notes to financial statements.

SNAP-ON INCORPORATED 401(K) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1.	DESCRIPTION OF PLAN

General — The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and was amended and restated January 1, 2001. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration — The Plan’s assets are held by State Street Bank and Trust Company (“State Street” or the “Trustee”). Participant contributions and Snap-on Incorporated (the “Company”) matching contributions are remitted to the Trustee. The Trustee invests cash received, interest and dividend income and makes distributions to participants. The Plan is administered by the Company and ING Institutional Plan Services, LLC (“ING”).

Eligibility — Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are participants in the Plan. Substantially all temporary domestic employees of the Company and its subsidiaries who have attained age 21 are also participants in the Plan.

Contributions — Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum Section 401(k) contribution allowed under the Internal Revenue Code (IRC); or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and over are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”). Participants have the option to allocate their account balances between various investment options including mutual funds, common collective trust funds and the Company’s Common Stock.

Participants meeting certain criteria, as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant were made in 2010 and 2009 at each pay period in an amount equal to 50% of the eligible participant’s Section 401(k) contributions, not to exceed a maximum of 6% of the eligible participants’ pay, provided the eligible participant is an active employee on the last day of the pay period or has retired, suffered a disability or died during the pay period. An additional Company contribution is made on an annual basis for the Mitchell Repair Information Company, a subsidiary of the Company, at the rate of 2% of such participants’ annual pay.

Funding — The Company remits participant elective contributions and Company matching contributions, other than the 2% annual Mitchell Repair Information Company match, as soon as practical after the participant contributions have been withheld from participant wages. The Company Match is made in cash and invested according to participants’ current investment elections.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable; and (b) Plan earnings, and charged with withdrawals as well as an allocation of administrative expenses. Allocations are based on the proportion that each participant’s account balance bears to the total of all participant account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting — Participants are 100% vested in their contributions and actual earnings thereon. Participants become fully vested in the Company Match as follows:

Years of Service	Vested Percentage
Less than 1	—%
1	25%
2	50%
3	75%
4 or more	100%

Participants also become fully vested upon attainment of normal retirement age, disability or death.

Forfeited Accounts — At December 31, 2010 and 2009, forfeited nonvested accounts totaled $148,037 and $408,640, respectively. These accounts will be used to reduce future Company contributions. During the year ended December 31, 2010, Company contributions were reduced by forfeited nonvested accounts totaling $450,000; there were no reductions of Company contributions during the year ended December 31, 2009.

Participant Loans — Participant loans are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum loan amount is $1,000, and participants can only have one loan outstanding at any particular time. Participants employed by one of the Company’s subsidiaries with multiple loans entered into prior to the acquisition of the subsidiary were allowed to roll those multiple loans into the Plan. The loans bear interest at the prime rate plus 1% as published on the last business day of the month, with a maximum loan term of five years for personal loans or fifteen years for mortgage loans. The current loan portfolio has interest rates that range from 4.25% to 9.75%, and mature from 2011 to 2025.

Payment of Benefits — On termination of service due to death, disability or retirement, a participant may elect to be paid in the form of a single lump sum. In-service and hardship withdrawals are also available.

Administrative Expenses — Investment management fees and other transaction-based fees are paid by the Plan. Loan fees are paid by the participant. Administrative fees for accounts of separated employees and beneficiaries are paid by the former employees or beneficiaries. All other expenses are paid by the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust. Contract value for this collective trust is based on the net asset value of the fund as reported by the fund manager. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.

Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought, sold and held during the year.

Fair Value Measurement — The fair value measurements hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority (“Level 3”) to unobservable inputs. Fair value measurements primarily based on observable market information are given a “Level 2” priority.

Payment of Benefits — Benefits paid to participants are based on vested participant account balances as of the date of distribution and are recorded on the date of distribution. At December 31, 2010 and 2009, there were no benefit payments requested that were awaiting payment.

Notes Receivable from Participants — Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

Risks and Uncertainties — The Plan utilizes various investment securities including mutual funds, common collective funds and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Subsequent Events — Subsequent events have been evaluated through June 20, 2011, which is the date the financial statements are available to be issued.

NEW ACCOUNTING STANDARDS

New Accounting Pronouncement — During 2010, the Plan adopted Accounting Standards Update 2010-25 (ASU 2010-25), Reporting Loans to Participants by Defined Contribution Pension Plans. ASU 2010-25 requires defined contribution plans to classify loans to participants as notes receivable from participants. The classification of participant loans as notes receivables acknowledges that participant loans are unique from other investments, and measuring participant loans at their unpaid principal balance plus any accrued but unpaid interest is more meaningful to users of financial statements rather than measuring participant loans at fair value. A reclassification of the 2009 participant loans from investments to notes receivable from participants was made due to the adoption of ASU 2010-25.

3.	FAIR VALUE MEASUREMENTS

Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Common collective trust funds are stated at fair value at estimated net asset value per share as reported by the fund manager based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in fully benefit-responsive investment contracts are valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the creditworthiness of the issuer. The fair value of common stock is based on the closing price reported in an active market.

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2010:

	Level 1	Level 2	Total
Common collective trusts:
Large cap index funds	$—	$43,572,578	$43,572,578
Mid cap index funds	—	26,755,488	26,755,488
Small cap index funds	—	10,107,151	10,107,151
International index funds	—	16,214,790	16,214,790
Balanced funds	—	70,634,310	70,634,310
Fixed income funds	—	58,317,522	58,317,522
Mutual funds:
Large cap index funds	5,797,145	—	5,797,145
Small cap index funds	8,890,791	—	8,890,791
Growth funds	10,122,381	—	10,122,381
Company common stock	19,738,524	—	19,738,524

Total	$44,548,841	$225,601,839	$270,150,680

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2009:

	Level 1	Level 2	Total
Common collective trusts:
Large cap index funds	$—	$39,033,066	$39,033,066
Mid cap index funds	—	20,702,036	20,702,036
Small cap index funds	—	7,399,256	7,399,256
International index funds	—	13,814,985	13,814,985
Balanced funds	—	58,547,755	58,547,755
Fixed income funds	—	49,657,903	49,657,903
Mutual funds:
Large cap index funds	4,797,528	—	4,797,528
Small cap index funds	6,373,676	—	6,373,676
Growth funds	8,584,144	—	8,584,144
Company common stock	14,842,550	—	14,842,550

Total	$34,597,898	$189,155,001	$223,752,899

The following table sets forth additional disclosures of the Plan’s investments whose fair value is estimated using net asset value per share as of December 31, 2010 and 2009:

	2010 Fair Value	2009 Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Common collective trusts:
Index funds
SSgA S&P 500 Fund (a)	$43,572,578	$39,033,066	$—	Continuously	N/A
SSgA Mid Cap Fund (b)	26,755,488	20,702,036	—	Continuously	N/A
SSgA MSCI ASCI Ex-US Index Fund (c)	16,214,790	13,814,985	—	Continuously	N/A
Other	10,107,151	7,399,256	—	Continuously	N/A

Balanced funds (d)	70,634,310	58,547,755	—	Continuously	N/A

Fixed income funds
Wells Fargo Stable Value Fund (e)	37,341,199	31,853,504	—	Continuously	N/A
SSgA Passive Aggregate Strategy Fund (f)	20,630,662	17,356,821	—	Continuously	N/A
Other	345,661	447,578	—	Continuously	N/A

Total	$225,601,839	$189,155,001

(a)	These common collective trust funds invest in common stocks of companies with strong and moderate earnings potentials.
(b)	These common collective trust funds invest in common stock companies with moderate earnings potential.
(c)	These common collective trust funds invest in equities from developing markets outside of the United States.
(d)	These common collective trust funds invest in a combination of high quality common stocks, U.S. Government bonds and real estate index funds.
(e)

These common collective trust funds invest in securities and intermediate-term dollar bonds to obtain a high level of current income to the extent consistent with the preservation of capital and maintenance of liquidity.

(f)	These common collective trust funds invest in high quality bonds being traded in the United States.

4.	INVESTMENTS

Investments that represent 5% or more of the Plan’s net assets at December 31, 2010 and 2009, consist of the following:

	2010	2009
SSgA S&P 500 Fund*	$43,572,578	$39,033,066
Wells Fargo Stable Value Fund**	36,529,319	31,789,900
SSgA Lifecycle 2010 Fund*	27,848,066	26,410,641
SSgA Mid Cap Fund*	26,755,488	20,702,036
SSgA Passive Aggregate Strategy Fund*	20,630,662	17,356,821
Snap-on Incorporated Common Stock*	19,738,524	14,842,550
SSgA MSCI ACWI Ex-US Index Fund*	16,214,790	13,814,985
SSgA Lifecycle 2030 Fund*	15,659,827	11,885,963

*   Represents a party-in-interest

** Common collective trust with fully benefit responsive contracts, at contract value

During 2010 and 2009, the Plan’s investments (including gains and losses on investments bought and sold and held during the year) appreciated in value as follows:

	2010	2009
Common collective trusts	$25,297,719	$30,475,547
Common stock	5,960,144	2,239,166
Mutual funds	3,693,781	5,198,694

Total net appreciation in fair value of investments	$34,951,644	$37,913,407

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

6.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated May 18, 2004, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and the Plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements. The plan is subject to routine audits by taxing jurisdictions and there are currently no audits in progress. The plan is no longer subject to income tax examinations for years prior to 2007.

7.	RELATED-PARTY TRANSACTIONS

The Plan holds 339,994 and 352,733 shares of the Company’s common stock at December 31, 2010 and 2009 valued at $19,738,524 and $14,842,550, respectively. During the years ended December 31, 2010 and 2009, purchases of Company shares were $22,516,593 and $10,898,921, respectively, and sale of Company shares by the Plan totaled $23,499,358 and $11,735,874, respectively. The investment in, and transactions in this investment, qualify as party-in-interest transactions, which are exempt from the prohibited transactions of ERISA. The Plan also invests in common collective trust funds managed by State Street, the Plan’s trustee. These party-in-interest transactions and participant loans are not considered prohibited transactions by statutory exemptions under ERISA regulations. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.

8.	SUBSEQUENT EVENTS

The plan was amended and restated January 1, 2011. The purpose of the restatement was to incorporate all prior plan amendments into one plan document. The restatement did not affect the benefits provided to participants.

On March 15, 2011, the Plan administrative and trust services were moved from ING to T. Rowe Price Investment Services, Inc (T. Rowe Price). All participant balances were rolled-over into equivalent funds at T. Rowe Price.

9.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The reconciliation of net assets available for benefits and changes in net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2010 and 2009, are as follows:

	2010	2009
Statements of net assets available for benefits:
Net assets available for benefits per the financial statements	$275,026,673	$229,179,511

Adjustments from contract value to fair value for fully benefit-responsive investment contracts	811,880	63,604

Net assets available for benefits per Form 5500	$275,838,553	$229,243,115

Statement of changes in net assets available for benefits:
Increase in net assets per the financial statements	$45,847,162	$45,973,569

Adjustment from contract value to fair value for fully benefit-responsive investment contracts	748,276	719,869

Net income per Form 5500	$46,595,438	$46,693,438

******

SUPPLEMENTAL SCHEDULE FURNISHED

PURSUANT TO

DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)

EIN: 39-0622040 Plan Number: 005

AS OF DECEMBER 31, 2010

Identity of Issuer/ Description of Investment	Cost	Current Value
COMMON COLLECTIVE TRUST FUNDS:
SSgA S&P 500 Fund*	**	$43,572,578
SSgA MSCI ACWI Ex-US Index Fund*	**	16,214,790
SSgA Mid Cap Fund*	**	26,755,488
Wells Fargo Stable Return Fund*	**	37,341,199
SSgA Lifecycle Income Fund*	**	2,472,623
SSgA Lifecycle 2010 Fund*	**	27,848,066
SSgA Lifecycle 2020 Fund*	**	13,629,432
SSgA Lifecycle 2030 Fund*	**	15,659,827
SSgA Lifecycle 2040 Fund*	**	11,024,362
SSgA Passive Aggregate Strategy Fund*	**	20,630,662
SSgA Russell 2000 Index Fund*	**	10,107,151
SSgA Yield Enhanced STIF Fund*	**	345,661

MUTUAL FUNDS:
LKCM Small Cap Equity Fund, Advisor Class	**	8,890,791
Wells Fargo C&B Large Cap Value Fund	**	5,797,145
American Funds Growth Fund of America	**	10,122,381

SNAP-ON INCORPORATED COMMON STOCK*	**	19,738,524

LOANS TO PARTICIPANTS (Interest rates ranging from 4.25% to 9.75%; maturing 2011 to 2025)*	-0-	5,313,750

TOTAL ASSETS (Held at end of year)		$275,464,430

* Denotes party-in-interest.

** Cost information not required for participant directed investments.